UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2009 (February 10, 2009)

Imperiali, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-52406	65-0574887
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Lakeview Avenue, Suite 160, West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 805-9494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2009, Imperiali, Inc. (“Company” or “we” or “our”) entered into a share exchange agreement with the minority shareholders of each of our majority owned subsidiaries: (i) I1 Connect, Inc., a Florida corporation (“I1 Connect”); (ii) I1 Films, Inc., a Florida corporation (“I1 Films”); and (iii) Imperiali Telecom, Inc., a Florida corporation (“Imperiali Telecom”); whereby the Company acquired all of the outstanding capital stock of those companies that it did not already own. As a result of the share exchange, each of I1 Connect, Inc., I1 Films, Inc., and Imperiali Telecom, Inc. became the Company’s majority owned subsidiaries.

Pursuant to the terms of the share exchange agreement, the Company issued an aggregate of 2,682,000 shares of common stock as follows: (i)  I1 Connect shareholders exchanged all 2,504,000 shares of their I1 Connect common stock for 2,504,000 shares of Company common stock; (ii) I1 Films shareholders exchanged all 176,000 shares of their I1 Films common stock for 176,000 shares of Company common stock; and (iii) Imperiali Telecom shareholders exchanged all 2,000 shares of their Imperiali Telecom common stock for 2,000 shares of Company common stock.  The aggregate consideration for this transaction consisted solely of Company common stock. The capitalization of the Company now consists of 39,643,319 shares of common stock outstanding.

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the share exchange transaction described in Item 1.01 above, on February 10, 2009, the Company issued 2,682,000 shares of its common stock to the minority shareholders of each of our majority owned subsidiaries. These persons were the only offerees in connection with this transaction. The registrant relied upon section 4(2) and Regulation D of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this report:

Exhibit	Description

10.1	Share Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIALI, INC.

By: /s/ Daniel Imperato
       Daniel Imperato,
       Interim Non-Executive
       Chairman Emeritus

Dated: February 13, 2009